Exhibit 10.1

SPONSOR LETTER AGREEMENT

This SPONSOR LETTER AGREEMENT (this “Agreement”), dated as of August 5, 2025, is made by and among EQV Ventures Sponsor LLC, a Delaware limited liability company (“Sponsor”), EQV Ventures Acquisition Corp., a Cayman Islands exempted company (“EQV”), Prometheus PubCo Inc., a Delaware corporation (“ParentCo”), Prometheus Holdings LLC, a Delaware limited liability company (“EQV Holdings”), Presidio Investment Holdings LLC, a Delaware limited liability company (the “Company”), and, solely for purposes of Sections 3, 4, 9 and 10 (and the other sections of this Agreement solely to the extent relating to Sections 3, 4, 9 and 10), certain individuals, each of whom is a member of EQV’s board of directors and/or management (the “Insiders” and together with Sponsor, the “Sponsor Parties”). Sponsor, EQV, EQV Holdings, the Company and the Insiders shall be referred to herein from time to time, collectively, as the “Parties” and each, individually, as a “Party”. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Business Combination Agreement (as defined below).

WHEREAS, EQV, ParentCo, EQV Holdings, the Company and certain other Persons party thereto entered into that certain Business Combination Agreement, dated as of the date hereof (as it may be amended, restated or otherwise modified from time to time in accordance with its terms, the “Business Combination Agreement”);

WHEREAS, the Business Combination Agreement contemplates that the Parties will enter into this Agreement concurrently with the entry into the Business Combination Agreement by the parties thereto, pursuant to which, among other things, (a) Sponsor and Insiders will agree to vote in favor of approval of the Business Combination Agreement and the Transactions, (b) Sponsor and Insiders will agree to be bound by certain restrictions on transfer with respect to its EQV Interests prior to Closing, (c) Sponsor and Insiders will agree to be bound by certain lock-up provisions during the lock-up periods described herein with respect to their EQV Class A Shares and EQV Class B Shares, as applicable, (in each case, as may be adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like or exchanged for ParentCo Class A Shares pursuant to the Business Combination Agreement, collectively, the “Lock-up Shares”), (d) Sponsor will agree to subject certain of its EQV Class B Shares to vesting (or forfeiture) on the basis of achieving certain trading price thresholds during the first five years following the Closing pursuant to an earnout program (1,904,891 of such EQV Class B Shares, as may be adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like or exchanged for ParentCo Class A Shares pursuant to the Business Combination Agreement, collectively, the “Earn-Out Shares”), (e) Sponsor will agree to subject certain of its EQV Class B Shares to time vesting during the first three years following the Closing pursuant to a dividend in kind reinvestment program, which will fall away on the basis of achieving certain trading price thresholds during the first three years following the Closing (3,809,783 of such EQV Class B Shares, as may be adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like or exchanged for ParentCo Class A Shares pursuant to the Business Combination Agreement and any Reinvestment Shares with respect to such EQV Class B Shares, collectively, the “DRIP Shares”) and (f) Sponsor and the Insiders will waive any adjustment to the conversion ratio set forth in the Governing Documents of any EQV Party or any other anti-dilution or similar protection with respect to the EQV Interests.

NOW, THEREFORE, in consideration of the premises and the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties, each intending to be legally bound, hereby agree as follows:

1. Agreement to Vote; Non-Redemption. Sponsor and the Insiders each hereby unconditionally and irrevocably agrees (i) to vote at any meeting of the shareholders of EQV (including any adjournment or postponement thereof), and in any action by written resolution of the shareholders of EQV, all of its EQV Interests in favor of the EQV Stockholder Voting Matters and (ii) to not redeem, or submit a request to the Transfer Agent or otherwise exercise any right to redeem, any of their respective EQV Interests. Except as provided in the immediately preceding sentence, nothing in this Agreement shall impair, limit, or otherwise affect any voting rights, including the right to vote for directors, with respect to the EQV Class B Shares composing either the Lock-up Shares, the Earn-Out Shares, or the DRIP Shares.

2. Waiver of Anti-dilution Protection. Each of the Sponsor Parties hereby irrevocably (a) waives, subject to, and conditioned upon and effective as of immediately prior to, the occurrence of the EQV Merger Effective Time, any rights to adjustment of the conversion ratio with respect to their respective EQV Interests set forth in the Governing Documents of EQV, ParentCo and EQV Holdings, as applicable, or any other anti-dilution or similar protection with respect to their respective EQV Interests (in each case, whether resulting from the transactions contemplated by the Business Combination Agreement, the Subscription Agreements or otherwise) and (b) agrees not to assert or perfect any rights to adjustment of the conversion ratio with respect to their respective EQV Interests set forth in the Governing Documents of EQV, ParentCo or EQV Holdings or any other anti-dilution or similar protection with respect to their respective EQV Interests (in each case, whether resulting from the transactions contemplated by the Business Combination Agreement, the Subscription Agreements or otherwise).

3. Interim Period Lock-up. The Parties hereby acknowledge and agree that paragraph 4 of that certain Letter Agreement, by and among EQV, Sponsor, and the Insiders, dated as of August 6, 2024 (the “Letter Agreement”), is implicated by the Business Combination and that such paragraph of the Letter Agreement is incorporated in this Agreement by reference thereto. Each of the Sponsor Parties (severally and not jointly) hereby agrees not to, directly or indirectly, at any time prior to the Closing (i) sell, assign, transfer (including by operation of law), place a lien on, pledge, dispose of or otherwise encumber any of his, her or its EQV Interests or otherwise agree to do any of the foregoing (each, an “Interim Period Transfer”), (ii) deposit any of his, her or its EQV Interests into a voting trust or enter into a voting agreement or arrangement or grant any proxy or power of attorney with respect to any of his, her or its EQV Interests that conflicts with any of the covenants or agreements set forth in this Agreement, (iii) enter into any contract, option or other arrangement or undertaking with respect to the direct or indirect acquisition or sale, assignment, transfer (including by operation of law) or other disposition of any of his, her or its EQV Interests, (iv) engage in any hedging or other transaction which is designed to, or which would (either alone or in connection with one or more events, developments or events (including the satisfaction or waiver of any conditions precedent)), lead to or result in a sale or disposition of his, her or its EQV Interests even if such EQV Interests would be disposed of by a person other than the Sponsor Party or (v) take any action that would have the effect of preventing or materially delaying the performance of its obligations under this Agreement; provided, however, that Interim Period Transfers are permitted (a) to EQV’s officers or directors, any Affiliates or family member of any of EQV’s officers or directors, any members or partners of the Sponsor or their Affiliates and funds and accounts advised by such members or partners, any Affiliates of the Sponsor, or any employees of the Sponsor or any of its Affiliates; (b) in the case of an individual, by gift to a member of one of such individual’s immediate family, any estate planning vehicle or to a trust, the beneficiary of which is a member of such individual’s immediate family, an Affiliate of such individual or to a charitable organization; (c) in the case of an individual, by virtue of the laws of descent and distribution upon death of such individual; (d) in the case of an individual, pursuant to a qualified domestic relations order; (e) by private sales, transfers or forfeitures made in order to facilitate the consummation of the Transactions at prices no greater than the price at which the applicable EQV Interests were originally purchased; (f) pro rata distributions from the Sponsor to its members, partners, or stockholders pursuant to the Sponsor’s operating agreement; (g) by virtue of the Sponsor’s Governing Documents upon liquidation or dissolution of the Sponsor; and (h) to a nominee or custodian of a person or entity to whom a disposition or transfer would be permissible under clauses (a) through (g) above; provided, further, however, that in the case of clauses (a) through (h), these permitted transferees must enter into a written agreement in form and substance reasonably satisfactory to the Company agreeing to be bound by this Agreement (which will include, for the avoidance of doubt, all of the covenants, agreements and obligations of the transferring Sponsor Party) prior and as a condition to the occurrence of such Interim Period Transfer.

4. Termination of the Existing Post-Closing Lock-up. Each of EQV, the Insiders and Sponsor hereby agrees that, effective as of the consummation of the Closing (and not before), Section 4 of the Letter Agreement shall be amended and restated in its entirety as follows: “4. Reserved.”

The amendment and restatement set forth in this Section 4 shall be void and of no force and effect with respect to the Letter Agreement if the Business Combination Agreement shall be terminated for any reason in accordance with its terms.

5. Post-Closing Lock-up.

(a) Other than transfers to Sponsor by the Insiders or vice versa, during the period from the date hereof through the Termination Date (as defined below), Sponsor shall not (x) sell, offer to sell, contract or agree to sell, hypothecate, pledge, grant any option to purchase or otherwise dispose of or agree to dispose of, directly or indirectly, or establish or increase a put equivalent position or liquidate or decrease a call equivalent position within the meaning of Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations of the Commission promulgated thereunder, any EQV Interests or any securities convertible into, or exercisable, or exchangeable for, its EQV Interests or warrants to purchase EQV Interests; (y) enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of any EQV Interests, warrants to purchase EQV Interests, whether any such transaction is to be settled by delivery of such securities, in cash or otherwise (clauses (x) and (y), collectively, “Transfer”); or (z) publicly announce any intention to effect any transaction specified in clause (x) or (y).

(b) Subject to the exceptions set forth herein, Sponsor agrees not to Transfer, assign or sell any Lock-up Shares held by it during the Lock-up Period (the “Lock-up”).

(c) For purposes of this Section 5 and, as applicable, this Agreement, “Lock-up Period” shall mean the period beginning on the Closing Date and ending on the earlier of the date (i) that is 12 months following the Closing Date and (ii) on which ParentCo completes a liquidation, merger, share exchange or other similar transaction following the Closing Date that results in all the equityholders of ParentCo having the right to exchange their shares of ParentCo Class A Shares for cash, securities or other property. “Permitted Transferee” shall mean, with respect to Sponsor or any of its respective Permitted Transferees: (A) ParentCo or any of its Subsidiaries; (B) any Person approved in writing by the board of directors of ParentCo (after the Closing), in its sole discretion; (C) each of their respective equityholders and Affiliates (including any partner, shareholder, member controlling or under common control with such member and affiliated investment fund or vehicle); or (D) if such Permitted Transferee is a natural Person, any of such Permitted Transferee’s controlled Affiliates, or any trust or other estate planning vehicle that is under the control of such Permitted Transferee, as applicable, and for the sole benefit of such Permitted Transferee and/or such Permitted Transferee’s spouse, former spouse, ancestors and descendants (whether natural or adopted), parents and their descendants and any spouse of the foregoing Persons, in the case of each of clauses (A) through (D), only if such transferee becomes a party to this Agreement and only for so long as such party continues to qualify as a Permitted Transferee.

(d) Notwithstanding the provisions set forth in Section 5(a), Sponsor and or its Permitted Transferees may Transfer its Lock-up Shares during the Lock-up Period (i) to any of its Permitted Transferees; or (ii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the board of directors of ParentCo (after the Closing) or a duly authorized committee thereof or other similar transaction which results in all of ParentCo’s shareholders having the right to exchange their shares of common stock (including any EQV Interests exchangeable for shares of common stock in connection therewith) for cash, securities or other property subsequent to the Closing Date.

(e) Notwithstanding the provisions set forth in Section 5(a), to the extent applicable, any exercise by Sponsor of any of its warrants to purchase EQV Interests shall not be deemed a Transfer for purposes of this Section 5.

(f) Notwithstanding anything contained herein to the contrary, if, following the Closing, the last sale price of an ParentCo Class A Share (as adjusted for stock splits, stock dividends, reorganizations, recapitalizations and the like) (the “trading share price”) on the principal exchange on which such securities are then listed or quoted, which as of the date hereof is the NYSE, for any 20 trading days within any 30 consecutive trading-day period commencing 150 days after the Closing, equals or exceeds $12.00 per share, then Sponsor, together with its Permitted Transferees, may Transfer any of the Lock-up Shares without restriction under this Section 5.

(g) For the avoidance of doubt, this Section 5 shall in no way limit or supersede any restrictions on or requirements relating to the Transfer of the EQV Interests beneficially owned by Sponsor or its respective Permitted Transferees under applicable securities Laws or as otherwise set forth in the Governing Documents of EQV and EQV Holdings as of the date hereof.

(h) Sponsor intends to make a protective election under Section 83(b) of the Internal Revenue Code of 1986, as amended (the “Code”) with respect to the Lock-up Shares. For U.S. federal (and applicable state and local) income tax purposes, Sponsor shall be treated as the owner of the Lock-up Shares held by it during the Lock-up Period so long as Sponsor does not Transfer, assign or sell (other than with respect to the EQV Share Conversion or exchange for ParentCo Class A Shares pursuant to the Business Combination Agreement) the Lock-up Shares held by it during the Lock-up Period.

6. Earn-Out Shares.

(a) Subject to, and conditioned upon the occurrence of and effective immediately after the Closing, (i) 50% of the Earn-Out Shares (rounded down to the nearest whole share) shall be subject to the provisions set forth below in Section 6(b)(i) (such shares, the “First 50% Earn-Out Shares”) and (ii) the remainder of the Earn-Out Shares (rounded up to the nearest whole share) shall be subject to the provisions set forth below in Section 6(b)(ii).

(b) Subject to, and conditioned upon the occurrence of and effective immediately after the Closing, the Earn-Out Shares shall be unvested and subject to the restrictions and forfeiture provisions set forth in this Section 6 and bear a restrictive legend to that effect (a “Restrictive Legend”). The Earn-Out Shares shall vest and be released from the provisions set forth in this Section 6 as follows if, during the 60 months following the Closing (the final day of such period, the “Earn-Out End Date”):

(i)	(A) the trading share price of the ParentCo Class A Shares over any 20 trading days within any 30 consecutive trading-day period is greater than or equal to $12.50 per share; or (B) a Sale (as defined below) is consummated in which the ParentCo Class A Shares are valued at greater than or equal to $12.50 per share, in which the case of either (A) or (B), the First 50% Earn-Out Shares shall vest upon the close of market on the 20th such trading day or as of immediately prior to the closing of such Sale, respectively; and

(ii)	(A) the trading share price of the ParentCo Class A Shares over any 20 trading days within any 30 consecutive trading-day period is greater than or equal to $15.00 per share; or (B) a Sale is consummated in which the ParentCo Class A Shares are valued at greater than or equal to $15.00 per share, in which the case of either (A) or (B), the remainder of the Earn-Out Shares shall vest upon the close of market on the 20th such trading day or as of immediately prior to the closing of such Sale, respectively;

(each of the occurrences described in the foregoing clauses (i) and (ii), an “Earn-Out Event”). Any Earn-Out Shares that have not vested in accordance with this Section 6(b) on or before the Earn-Out End Date will be immediately forfeited at 11:59 p.m., New York, New York time on the Earn-Out End Date. For purposes of this Agreement, “Sale” means (A) a direct or indirect sale, lease, exchange or other transfer (regardless of the form of the transaction) in one transaction or a series of related transactions of a majority of ParentCo’s assets, as determined on a consolidated basis, to a third party or third parties acting as a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act) or (B) any transaction or series of transactions that results, directly or indirectly, in the shareholders of ParentCo as of immediately prior to such transactions holding, in the aggregate, less than 50% of the voting Equity Interests of ParentCo (or any successor of EQV) immediately after the consummation thereof, in the case of each of clause (A) or (B), whether by amalgamation, merger, consolidation, arrangement, tender offer, recapitalization, purchase, issuance, sale or transfer of Equity Interests or assets or otherwise.

(c) Sponsor agrees that it shall not Transfer, assign or sell any Earn-Out Shares until such time as the Earn-Out Shares have vested pursuant to Section 6(b). Notwithstanding the foregoing, Sponsor and or its Permitted Transferees may Transfer its Earn-Out Shares prior to the Earn-Out End Date (i) to any of its Permitted Transferees; or (ii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the board of directors of ParentCo or a duly authorized committee thereof or other similar transaction which results in all of ParentCo’s shareholders having the right to exchange their shares of common stock (including any EQV Interests exchangeable for shares of common stock in connection therewith) for cash, securities or other property subsequent to the Closing Date.

(d) For the avoidance of doubt, until such time as the Earn-Out Shares have vested pursuant to Section 6(b), Sponsor (and any Permitted Transferee or other holder of the Earn-Out Shares) shall not be entitled to receive any dividends, whether declared or paid with respect to the ParentCo Class A Shares or other capital stock of ParentCo and whether payable in cash, property or equity, on the Earn-Out Shares.

(e) Notwithstanding the provisions set forth in Section 6(b), to the extent applicable, any exercise by Sponsor of any of its warrants to purchase EQV Interests shall not be deemed a Transfer for purposes of this Section 6.

(f) For the avoidance of doubt, this Section 6 shall in no way limit or supersede any restrictions on or requirements relating to the Transfer of the EQV Interests beneficially owned by Sponsor or its respective Permitted Transferees under applicable securities Laws or as otherwise set forth in the Governing Documents of EQV, ParentCo and EQV Holdings as of the date hereof.

(g) Sponsor intends to make a protective election under Section 83(b) of the Code with respect to the Earn-Out Shares. For U.S. federal (and applicable state and local) income tax purposes, Sponsor shall be treated as the owner of the Earn-Out Shares held by it prior to the Earn-Out End Date so long as Sponsor does not Transfer, assign, sell (other than with respect to the EQV Share Conversion or exchange for ParentCo Class A Shares pursuant to the Business Combination Agreement) or forfeit the Earn-Out Shares until such time. If any Earn-Out Shares are forfeited, the Parties agree to treat, for U.S. federal (and applicable state and local) income tax purposes, such forfeiture as a contribution to capital of the Earn-Out Shares by the Sponsor to EQV Holdings.

7. DRIP Shares.

(a) Subject to, and conditioned upon the occurrence of and effective immediately after the Closing, the DRIP Shares shall be subject to the provisions set forth below in this Section 7.

(b) Subject to, and conditioned upon the occurrence of and effective immediately after the Closing, the DRIP Shares shall be unvested and subject to the restrictions and forfeiture provisions set forth in this Section 7 and bear a Restrictive Legend to that effect. The DRIP Shares shall vest and be released from the provisions set forth in this Section 7 as follows (such applicable period, the “DRIP Period”):

(i)	one-third of the DRIP Shares shall vest and be released from the provisions set forth in this Section 7 on the date that is 12 months following the Closing;

(ii)	one-half of the remaining of the DRIP Shares shall vest and be released from the provisions set forth in this Section 7 on the date that is 24 months following the Closing; and

(iii)	the remaining DRIP Shares shall vest and be released from the provisions set forth in this Section 7 on the date that is 36 months following the Closing.

(c) Subject to Section 7(g), Sponsor agrees not to Transfer, assign or sell any unvested DRIP Shares during the applicable DRIP Period. Notwithstanding the foregoing, Sponsor and or its Permitted Transferees may Transfer its unvested DRIP Shares during the applicable DRIP Period (i) to any of its Permitted Transferees; or (ii) in connection with a liquidation, merger, stock exchange, reorganization, tender offer approved by the board of directors of ParentCo or a duly authorized committee thereof or other similar transaction which results in all of ParentCo’s shareholders having the right to exchange their shares of common stock (including any EQV Interests exchangeable for shares of common stock in connection therewith) for cash, securities or other property subsequent to the Closing Date.

(d) During the applicable DRIP Period, when, as and if the board of directors of ParentCo (or a duly authorized committee thereof) declares a dividend or other cash distribution on its ParentCo Class A Shares (any such dividend, a “Class A Dividend”), Sponsor shall be entitled to receive with respect to the applicable unvested DRIP Shares, newly issued ParentCo Class A Shares (each such reinvestment, a “Reinvestment”, and such ParentCo Class A Shares, the “Reinvestment Shares”) in lieu of receiving such Class A Dividend in cash. The number of Reinvestment Shares to be issued with respect to each unvested DRIP Share shall be determined by dividing (i) the dollar amount of the applicable Class A Dividend by (ii) the volume-weighted average price per share of the ParentCo Class A Shares over the 5 trading day period (on the principal exchange on which such securities are then listed or quoted) beginning on the record date for such Class A Dividend. No fractional shares shall be issued, and to the extent of any Class A Dividend balance in respect of a Reinvestment shall be carried forward and applied to the next Reinvestment. The Reinvestment Shares shall be issued on the date of the applicable Class A Dividend and delivered in book-entry form through ParentCo’s transfer agent. ParentCo shall bear any cost with respect to such issuance.

(e) For the avoidance of doubt, except as set forth in Section 7(d), until such time as the DRIP Shares have vested pursuant to Section 7(b), Sponsor (and any Permitted Transferee or other holder of the DRIP Shares) shall not be entitled to receive any dividends, whether declared or paid with respect to the ParentCo Class A Shares or other capital stock of ParentCo and whether payable in cash, property or equity, on the DRIP Shares.

(f) Notwithstanding the provisions set forth in Section 7(c), to the extent applicable, any exercise by Sponsor of any of its warrants to purchase EQV Interests shall not be deemed a Transfer for purposes of this Section 7.

(g) For the avoidance of doubt, this Section 7 shall in no way limit or supersede any restrictions on or requirements relating to the Transfer of the EQV Interests beneficially owned by Sponsor or its respective Permitted Transferees under applicable securities Laws or as otherwise set forth in the Governing Documents of EQV and EQV Holdings as of the date hereof.

(h) Sponsor intends to make a protective election under Section 83(b) of the Code with respect to the DRIP Shares. For U.S. federal (and applicable state and local) income tax purposes, Sponsor shall be treated as the owner of the unvested DRIP Shares held by it during the applicable DRIP Period so long as Sponsor does not Transfer, assign, sell (other than with respect to the EQV Share Conversion or exchange for ParentCo Class A Shares pursuant to the Business Combination Agreement) or forfeit the unvested DRIP Shares during such period.

8. Termination. This Agreement shall automatically terminate, without any notice or other action by any Party, and be void ab initio upon the termination of the Business Combination Agreement in accordance with its terms. Upon termination of this Agreement as provided in the immediately preceding sentence, none of the Parties shall have any further obligations or Liabilities under, or with respect to, this Agreement (the date on which such termination occurs, the “Termination Date”). Notwithstanding the foregoing or anything to the contrary in this Agreement, (i) the termination of this Agreement shall not affect any Liability on the part of any Party for a Willful Breach of any covenant or agreement set forth in this Agreement prior to such termination or fraud, (ii) Sections 9, 10, and 11 (solely to the extent related to Sections 9, 10 and 11) shall survive any termination of this Agreement. For purposes of this Section 8, “Willful Breach” means a material breach of a covenant that is a consequence of an intentional act undertaken or an intentional failure to act by the breaching Party with the actual knowledge (as opposed to constructive, imputed or implied knowledge) that the taking of such act or such failure to act would, or would reasonably be expected to, constitute or result in a breach of this Agreement.

9. No Recourse. Except for claims pursuant to the Business Combination Agreement or any other Ancillary Agreement by any party(ies) thereto against any other party(ies) thereto, each Party agrees that (a) this Agreement may only be enforced against, and any action for breach of this Agreement may only be made against the Parties, and no claims of any nature whatsoever (whether in tort, contract or otherwise) arising under or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby shall be asserted against any Affiliate of the Company or of EQV or ParentCo (other than Sponsor and Insiders named as a party hereto, on the terms and subject to the conditions set forth herein), and (b) no Affiliate of the Company or of EQV or ParentCo (other than Sponsor and Insiders named as a party hereto, on the terms and subject to the conditions set forth herein) shall have any Liability arising out of or relating to this Agreement, the negotiation hereof or its subject matter, or the transactions contemplated hereby, including with respect to any claim (whether in tort, contract or otherwise) for breach of this Agreement or in respect of any written or oral representations made or alleged to be made in connection herewith, as expressly provided herein, or for any actual or alleged inaccuracies, misstatements or omissions with respect to any information or materials of any kind furnished in connection with this Agreement, the negotiation hereof or the transactions contemplated hereby.

10. Fiduciary Duties. Notwithstanding anything in this Agreement to the contrary, (a) Sponsor makes no agreement or understanding herein in any capacity other than in Sponsor’s capacity as a record holder and beneficial owner of the EQV Interests, each Insider makes no agreement or understanding herein in any capacity other than in such Insider’s capacity as a direct or indirect investor in Sponsor, and not, in the case of any Insider, in such Insider’s capacity as a director, officer or employee of EQV, ParentCo or their Affiliates, and (b) nothing herein will be construed to limit or affect any action or inaction by any Insider or any representative of Sponsor serving as a member of the board of directors (or other similar governing body) of EQV, ParentCo or their Affiliates or as an officer, employee or fiduciary of EQV, ParentCo or their Affiliates, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of such Person.

11. No Third-Party Beneficiaries. This Agreement shall be for the sole benefit of the Parties and their respective successors and permitted assigns and is not intended, nor shall be construed, to give any Person, other than the Parties and their respective successors and assigns, any legal or equitable right, benefit or remedy of any nature whatsoever by reason this Agreement. Nothing in this Agreement, expressed or implied, is intended to or shall constitute the Parties as partners or participants in a joint venture.

12. Power and Authority. The Sponsor and each Insider with regard to itself, herself or himself, represents and warrants that it, she or he has full right and power, without violating any agreement to which it, she or he is bound (including, without limitation, any non-competition or non-solicitation agreement with any employer or former employer), to enter into this Agreement.

13. Incorporation by Reference. Sections 10.1 (Amendment and Waiver), 10.3 (Assignment), 10.4 (Severability), 10.5 (Interpretation), 10.6 (Entire Agreement), 10.7 (Governing Law; Waiver of Jury Trial; Jurisdiction), 10.8 (Non-Survival) and 10.10 (Counterparts; Electronic Delivery) of the Business Combination Agreement are incorporated herein and shall apply to this Agreement mutatis mutandis.

[Signature Page to Follow]

IN WITNESS WHEREOF, each of the Parties has caused this Agreement to be duly executed on its behalf as of the day and year first above written:

EQV VENTURES SPONSOR LLC

By:	/s/ Tyson Taylor
Name:	Tyson Taylor
Title:	Authorized Signatory

PROMETHEUS HOLDINGS LLC

By:	/s/ Tyson Taylor
Name:	Tyson Taylor
Title:	President

PROMETHEUS PUBCO INC.

By:	/s/ Tyson Taylor
Name:	Tyson Taylor
Title:	President

EQV VENTURES ACQUISITION CORP

By:	/s/ Tyson Taylor
Name:	Tyson Taylor
Title:	Authorized Signatory

PRESIDIO INVESTMENT HOLDINGS LLC

By:	/s/ Brett J. Barnes
Name:	Brett J. Barnes
Title:	Executive Vice President & General Counsel

[Signature Page to Sponsor Letter Agreement]

and, solely for purposes of Sections 3, 4, 10 and 11 (and the other sections of this Agreement solely to the extent relating to Sections 3, 4, 10 and 11),

INSIDERS:

By:	/s/ Tyson Taylor
Name:	Tyson Taylor

By:	/s/ Jerome Silvey, III
Name:	Jerome Silvey, III

By:	/s/ Jerome Silvey, Jr.
Name:	Jerome Silvey, Jr.

By:	/s/ Danny Murray
Name:	Danny Murray

By:	/s/ Mickey Raney
Name:	Mickey Raney

By:	/s/ Grant Raney
Name:	Grant Raney

By:	/s/ Will Smith
Name:	Will Smith

By:	/s/ Andrew McKinley
Name:	Andrew McKinley

By:	/s/ Andrew Blakeman
Name:	Andrew Blakeman

By:	/s/ Bryan Summers
Name:	Bryan Summers

By:	/s/ Marcus Peperzak
Name:	Marcus Peperzak

[Signature Page to Sponsor Letter Agreement]